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                                                                   EXHIBIT 10.24



STILWELL FINANCIAL INC. RETENTION AGREEMENT

Danny R. Carpenter
5639 High Drive
Shawnee Mission, KS 66208

Dear Danny:

                  We value your contributions to Stilwell Financial Inc. ("Stilwell"). As an important member of our organization, we hope we can count on your continued support and contribution in connection with the restructuring of Stilwell as contemplated by the Agreement and Plan of Merger dated August 30, 2002, between Stilwell Financial Inc. and Janus Capital Corporation ("Janus"), pursuant to which merger, Janus will be merged into Stilwell, and Stilwell will take the name Janus Capital Group Inc. (the "Restructuring"). This letter will confirm our discussions with you concerning certain retention payments you may be eligible to receive in connection with the Restructuring provided, among other things, that the Restructuring is completed. In exchange for your promises and agreements in this letter, Stilwell offers to you the following:

                  1. In connection with the Restructuring, your services as a Transition Team employee are necessary to effect a smooth transition. It is expected that your services will be needed beginning January 1, 2003, for approximately 12 months ("Transition Period"); therefore as we previously communicated to you, December 31, 2003, is your expected last day of employment ("Release Date").

                  2. Your salary during the Transition Period shall be based on an annual salary of $460,000. You will continue to receive the benefits you have received as a full-time employee prior to the Restructuring, including participation in the retirement plans until you are no longer an employee. Your salary will be paid in equal bi-weekly installments, unless the Transition Period is reduced, in which case the remainder of your salary and benefits will be paid on your last day of employment as a lump sum.

                  3. If you continue to perform services satisfactorily until the Release Date, you also will receive a retention incentive bonus in the amount of $460,000 ("Retention Bonus") which bonus will be paid in a lump sum on your last day of employment once you have signed a release (a "Release") similar to that signed by you in connection with the Severance Plan adopted in connection with the Restructuring.

                  4. If you voluntarily terminate your employment more than 30 days before the Release Date, you will receive no Retention Bonus.


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                  5. You understand and agree that if you voluntarily terminate your employment within 30 days of your Release Date, whether the Retention Bonus will be paid to you will be determined within the reasonable discretion of the Stilwell Chief Executive Officer. If you are released prior to the Release Date, you will receive your salary and benefits, including medical, dental, vision and participation in the retirement plans through the Release Date and your Retention Bonus on your last day of employment once you have signed a Release.

                  6. In consideration of Stilwell's commitment to pay you a Retention Bonus, you agree to perform satisfactorily any and all reasonable duties assigned to you during the Transition Period. You understand and agree that nothing contained in this letter agreement shall be construed as giving to you the right to continue in the employ of Stilwell, nor as limiting Stilwell's right to terminate your employment at any time subject to the provisions of your Amended and Restated Employment Agreement dated August 30, 2002 ("Employment Agreement"). Except for adding the Retention Bonus provisions above, this letter does not modify in any way or supercede your Employment Agreement, which shall remain in full force and effect.

                  7. You also understand and agree that this letter agreement is freely assignable by Stilwell and shall inure to the benefit of, and be binding upon Stilwell, its successors and assigns; but, being a contract for personal services, neither this letter agreement nor any rights shall be assigned by you.

                  8. You understand and agree that this letter agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri without regard to the principles of conflicts of law which might otherwise apply. Furthermore, you understand that no modification, amendment or waiver of any of the provisions of this letter agreement shall be effective unless in writing, specifically referring to this letter agreement and signed by you and Stilwell.

                  Please confirm that the above and foregoing represents your understanding of this letter agreement by signing the space provided below and returning this letter to Gwen Royle within seven (7) calendar days.

                                     Stilwell Financial Inc.


                                     By: /s/ Landon H. Rowland
                                         ---------------------------------------
                                             Landon H. Rowland

                                     Title:  Chairman of the Board, President
                                             And Chief Executive Officer

                                     Date:   December 18, 2002

Agreed and Accepted:

Danny R. Carpenter
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Printed Name

/s/ Danny R. Carpenter
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Signature

December 31, 2002
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Date